Exhibit 5.1

[LETTERHEAD OF HOGAN & HARTSON L.L.P.]

January 30, 2003
Board of Directors
Trex Company, Inc.
160 Exeter Drive
Winchester, VA 22603

Members of the Board of Directors:

This firm has acted as special counsel to Trex Company, Inc., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), of 353,779 shares (the “Shares”) of common stock, par value $.01 per share, of the Company issuable pursuant to the Warrant (as hereinafter defined). This letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with such registration.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Common Stock Purchase Warrant dated November 13, 2001 (the “Warrant”).

2.	An executed copy of the Registration Statement.

3.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

4.	The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

5.	A certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated January 29, 2003.

6.
Resolutions of the Board of Directors of the Company adopted on October 31, 2001 and October 31, 2002, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

Board of Directors
January 30, 2003

7.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Registration Statement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following effectiveness of the Registration Statement, the Shares, when issued in accordance with the provisions of the Warrant, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.